Exhibit 99.1
October 28, 2009
Park National Corporation announces $30.8 million capital raise
NEWARK, Ohio — Park National Corporation (Park) (NYSE Amex: PRK) has entered into agreements with institutional investors for a direct sale of an aggregate 500,000 common shares and warrants (described below). Gross proceeds from the sale of the common shares and warrants total $30.8 million or $61.59 per share. Park’s closing stock price was $61.59 per share on October 26, 2009 and $61.70 on October 27, 2009. The closing of the offering is expected to take place on November 2, 2009.
As part of the agreements announced today, the Park warrants are exercisable for an additional 500,000 common shares with an exercise price of $67.75 per share, or 110 percent of the price per share at which the initial $30.8 million was sold. The Series A warrants expire six months after the closing date and the Series B warrants expire 12 months after the closing date. The common shares, the warrants and the common shares underlying the warrants are to be issued under Park’s shelf registration statement.
“I am pleased that we were able to raise this capital without selling our stock at a large discount to the current market price. Our outstanding financial performance in Ohio is attractive to investors and as a result the investors were interested in purchasing warrants with an exercise price of $67.75 per share,” said Park Chairman C. Daniel DeLawder.
Already a well-capitalized bank holding company, Park will use the proceeds from this direct sale for general corporate purposes and to take advantage of strategic opportunities that may arise. General corporate purposes include acquisition opportunities, capital expenditures, investments in or loans to subsidiaries, payment or refinancing of debt, and partial or complete repayment of Park’s financial commitments in the U.S. government’s TARP Capital Purchase Program.
Park continues to consider other capital-raising alternatives, including the sale of subordinated debentures by either or both Park National Corporation and The Park National Bank, as well as continued sales of common stock through the At-the-Market (ATM) offering announced May 27, 2009.
In addition to the direct sale, Park sold 288,272 common shares through the ATM offering at an average price of $60.83 (as of September 30, 2009). Net of all selling and due diligence expenses, the ATM offering generated additional capital of $16.7 million. Park will limit future sales of common stock under the ATM offering to $24 million.
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the direct sale transaction.
Total assets for Park were $7.0 billion as of September 30, 2009. Headquartered in Newark, Ohio, Park consists of 13 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.
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Media Contacts:	Bethany Lewis, Communications Specialist, 740.349.0421 or blewis@parknationalbank.com John Kozak, CFO, 740.349.3792 or jkozak@parknationalbank.com

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com